EXHIBIT 10.7

                      PURCHASE CONTRACT OF EQUIPMENT CARTIS
                   AND THE PRODUCTION RIGHTS OF CARTIS PROCESS


This agreement is entered between


On the one hand,



The Company ADVANCED TECHNOLOGIES DEVELOPMENT COMPANY LIMITED, registered office, Regal House, Queensway GIBRALTAR, incorporated in Gibraltar under number 147065, represented by Mr. Herve Gallion, empowered will all powers for this purpose

Hereafter called ATD


And on the other hand,

The company CARTIS Inc headquartered in Palm Beach, 265 Sunrise Avenue FL 33480 and represented by Mr. Cyril Heitzler authorized by a resolution of its Board of Directors on 21 February 2000 giving him all capacities for the signature of this contract.

Hereafter called Cartis Inc.


Preamble
A contract was signed on October 15, 1998 between ATD represented by Herve Gallion and the company CEFCA represented by its Manager Cyril Heitzler. This contract regarded the exclusive supply of services and of machinery necessary for the manufacture of the product named CARTIS.

In agreement with the terms of article 17 of this above-mentioned contract, ATD and Cartis Inc decided by an act signed on February 21 2000 to cancel in an irrevocable and final way this contract of October 15 1998.

A contract was signed on October 15, 1998 between ATD represented by Herve Gallion and the company Cartis International Ltd. represented by Cyril Heitzler and Philippe Dardel. This contract regarded the exclusive supply of CARTIS products.

In agreement with the terms of article 18 of the above-mentioned contract, ATD and Cartis International Ltd. decided by agreement signed on February 21 2000 to cancel in an irrevocable and final way this contract dated October 15 1998.

The two preceding contracts mentioned above are thus cancelled in an irrevocable way and replaced according to terms' and conditions defined in this agreement. It was agreed as follows:

1 / ADT free from now on of any commitment, grants to Cartis Inc., in an irrevocable and unconditional way the ownership of the equipment until now used by CEFCA for the manufacture of the CARTIS products. The equipment is located at the CEFCA premises where it will remain will remain for the future manufacture of CARTIS products.

2 / the equipment mentioned in article 1 of this agreement is listed in appendix 4 of this agreement.

3 / From today on, the equipment mentioned in article 2 of this agreement becomes the exclusive property of Cartis Inc which acquires by same agreement all technological rights relating to this equipment.



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4 /  Cartis  Inc  will be  responsible  for  the  maintenance,  and  the  future development of the equipment mentioned in this agreement.

5 / ADT also grants to Cartis Inc. the full one and complete property of all technological rights attached to the moulds and electronic parts described in appendix 5 of this agreement.

6 / Within the framework of the implementation of this agreement, ATD declares that it is not subject, or the beneficiary of any contract or engagement relating to the manufacture of the CARTIS products as it relates to the ownership of the equipment transferred today.

7 / In consideration of the acquisition by Cartis Inc. of the equipment and rights mentioned above, the Board of Directors de Cartis Inc has, in a resolution signed on February 21 2000 and constituting appendix 6 of this present agreement, issued to ADT 3,000,000 (three million) shares of Cartis Inc under regulation 144.

8 / This agreement replaces as void any other agreement, commitment or other that ATD could have entered taking in connection to the equipment mentioned by the present agreement to manufacture the Cartis Products.

9 / State courts of Florida.

Signed in Palm Beach (FL) in two originals, on February 21 2000


For ATD                                          For Cartis Inc
/s/  Herve Gallion                               /s/ Cyril Heitzler